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                                                                       Exhibit 5



                                March 11, 1998


IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA  19355

Ladies and Gentlemen:

          We have acted as counsel to IKON Office Solutions, Inc, ("IKON") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") to register under the Securities Act of 1933, as amended, an additional 2,500,000 shares of IKON Common Stock (the "Shares") for offering from time to time to certain employees of IKON in connection with the IKON Office Solutions, Inc. Partners' Stock Purchase Plan (the "Plan").

          In rendering our opinion, we have reviewed the Plan and such certificates, documents, corporate records and other instruments as in our judgement are necessary or appropriate to enable us to render the opinions expressed below. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the confirmity with the originals of all instruments presented to us as copies and the genuineness of all signatures.

          Based upon the foregoing, we are of the opinions that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                     Very truly yours,

                                     /s/ Ballard Spahr Andrews & Ingersoll, LLP